________________________________________________







                            Purchase Agreement

                                   among

                           Uniphase Corporation,

               International Business Machines Corporation,

                                    and

                       Uniphase Laser Enterprise AG





            __________________________________________________
                             TABLE OF CONTENTS



ARTICLE I.     PURCHASE AND SALE OF ASSETS.                    1
Section 1.1.     Transferred Assets.                           2
Section 1.2.     Excluded Assets.                              2
Section 1.3.     Consideration.                                2
Section 1.4.     Assumed Liabilities.                          2
Section 1.5.     Accounts Receivable.                          3
ARTICLE II.     CLOSING.                                       3
Section 2.1.     Closing Date.                                 3
Section 2.2.     Delivery by Buyer.                            3
Section 2.3.     Delivery by Seller.                           4
ARTICLE III.     TAX MATTERS.                                  5
Section 3.1.     Allocation of Purchase Price.                 5
Section 3.2.     Filing of Returns and Payment of              5
Taxes.
Section 3.3.     Refunds and Credits.                          6
Section 3.4.     Transfer Taxes.                               6
Section 3.5.     Tax Definitions.                              6
ARTICLE IV.      OTHER MATTERS.                                6
Section 4.1.     Consents and Subcontracted Work.              6
Section 4.2.     Employees and Employee Benefits.              7
Section 4.3.     Leased Property.                              9
Section 4.4.     Further Action.                               9
Section 4.5.     Transitional Services Agreement               9
Section 4.6.     Liens.                                        9
Section 4.7.     Relocation.                                  10
Section 4.8.     Due Diligence.                               10
Section 4.9.     Buyer Financial Statements.                  10
ARTICLE V.     REPRESENTATIONS AND WARRANTIES OF BUYER.       10
Section 5.1.     Incorporation.                               10
Section 5.2.     Authority.                                   10
Section 5.3.     No Conflict.                                 11
Section 5.4.     Governmental Consents - Buyer.               11
Section 5.5.     No Broker.                                   12
ARTICLE VI.     REPRESENTATIONS AND WARRANTIES OF             12
SELLER.
Section 6.1.     Incorporation.                               12
Section 6.2.     Authority.                                   12
Section 6.3.     No Conflict.                                 12
Section 6.4.     Governmental Consents - Seller.              13
Section 6.5.     No Broker.                                   13
Section 6.6.     Title to Personal Property.                  13
Section 6.7.     Actions, Suits, Proceedings.                 13
Section 6.8.     No Rights In Others To Transferred           13
Assets.
Section 6.9.     Contracts.                                   14
Section 6.10.    Licenses and Permits.                        14
Section 6.11.    Employee Union.                              14
Section 6.12.    Warranties Exclusive.                        14
Section 6.13.    Book Value.                                  14
ARTICLE VII.     GENERAL.                                     14
Section 7.1.     Survival of Representations and              15
Warranties.
Section 7.2.     Limitation of Liability.                     14
Section 7.3.     Public Announcements.                        15
Section 7.4.     Costs.                                       15
Section 7.5.     Bulk Sales.                                  15
Section 7.6.     Modification and Waiver.                     15
Section 7.7.     Governing Law.                               16
Section 7.8.     Notices.                                     16
Section 7.9.     Assignment.                                  17
Section 7.10.   Counterparts.                                 17
Section 7.11.   Guarantee.                                    17
      Section 7.12.    Entire Agreement                       17
SCHEDULES
Schedule 1.1.        Asset Listing
Schedule 1.1.        Production Equipment
Schedule 1.1.B.    Office Furniture/Equipment
Schedule 1.1.C.    Inventory and Work in Process
Schedule 1.1.D.    Accounts Receivable
Schedule 1.4.A.1. Assumed Liabilities
Schedule 1.4.B.    Internal Contracts with Seller or
Seller
Schedule 3.1.       Allocation of Purchase Price
Schedule 4.1.       Consents to Assignments
Schedule 4.2.A.   Employees
Schedule 4.2.C.   Seller
Schedule 5.4.      Governmental Consents - Buyer
Schedule 6.4.      Governmental Consents - Seller
Schedule 6.7.      Actions, Suits, Proceedings
Schedule 6.10.    Licenses and Permits
EXHIBITS
Exhibit A:     Assumption Agreement
Exhibit B:     Bill of Sale
Exhibit C:     Transitional Services Agreement
Exhibit D:     Seller Lease
Exhibit E:     Pension Matters







                            PURCHASE AGREEMENT


          THIS AGREEMENT, dated as of March 10, 1997, by and between International Business Machines Corporation, a New York corporation ("Seller"), Uniphase Corporation, a Delaware corporation, and Uniphase Laser Enterprise AG, a Swiss AG ("Buyer") (herein "Agreement");

                           W I T N E S S E T H:


          WHEREAS, Seller wishes to sell assets used in the manufacturing of certain components (such assets being hereinafter referred to as the "Transferred Assets") which business operations are currently conducted at Seller's facility located at Reuschlikon, Canton Zurich, Switzerland; and

          WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Transferred Assets for the purchase price and subject to the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer, Seller, and Uniphase Corporation
(collectively, the "Parties") hereby agree as follows:

Article I.     Purchase and Sale of Assets.

          Section 1.1.     Transferred Assets.      Upon the terms and
subject to the conditions hereof, as of the Closing Date (as defined in Article 2.1 hereof), Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all right, title and interest of Seller in and to the items of equipment and office furniture, and assets, including work in progress and accounts receivable, listed on the sub-schedules of Schedule 1.1 hereto and spare parts, as available for any of the items listed thereon, but excluding cash accounts. Intellectual property matters are addressed exclusively in the Patent License Agreement and Technology License Agreement between the Parties, dated as of the date of this Agreement (herein the "Intellectual Property Agreements") and except as provided in Section 7.2. are not otherwise a subject matter of this Agreement.

          All such scheduled assets and Assumed Liabilities (as defined below) of Seller are collectively referred to herein as the "Transferred Assets." Wherever used in this Agreement, the term "affiliate" of any person or entity shall mean any person or entity which is controlling, controlled by or under common control with such person or entity.

          Seller shall also assign applicable third party warranties on the Transferred Assets, to the extent legally permissible, and without responsibility for compliance by the warranty grantors.

          Section 1.2.     Excluded Assets.      Notwithstanding anything
to the contrary in this Agreement or any agreements contemplated by this Agreement, the following assets (collectively, the "Excluded Assets") will be retained by Seller, and are excluded from the Transferred Assets:

          (a) any interest in or right to use any trademark or service mark owned by Seller or any of its affiliates, any associated logo or any derivative of any thereof, either alone or in conjunction with other words;

          (b) except as set forth in Schedule 1.4.B., any interest in any contractual arrangement with Seller or any of its affiliates;

          (c) all other assets of Seller or any of its affiliates not expressly listed on Schedule 1.1 hereto; and

          (d) except as provided in the Seller Lease (as defined in Section 2.2(c) below), any interests of Seller or any of its affiliates in real property.

          Section 1.3.     Consideration.     The Purchase Price for the
Transferred Assets and the licenses granted under the Intellectual Property Agreements shall be $45,000,000 (forty-five million dollars). Buyer shall pay to Seller by electronic funds transfer, such sum in immediately available funds at the Closing, in U.S. dollars.

          Section 1.4.     Assumed Liabilities.

          (a) At the Closing, Seller will assign and transfer to Buyer, and Buyer will assume, and thereafter shall fully perform and discharge, on a timely basis and in accordance with their respective terms, the liabilities and obligations of Seller listed on Schedule 1.4.A.1. and
Schedule 1.4.A.2., hereto (the "Assumed Liabilities"). Without limiting the generality of the foregoing, except for the Assumed Liabilities and the Buyer's obligations to the Employees under Swiss law, Buyer is not assuming or undertaking any obligations or liabilities of Seller, to any assets or contracts which are not included in the Transferred Assets or the Assumed Liabilities. Buyer is assuming and undertaking, and Seller shall not remain liable for, any obligations or liabilities of Seller, contingent or otherwise, whenever asserted, relating to periods prior to the Closing Date, and work performed during such periods with respect to the Assumed Liabilities, as set forth on Schedule 1.4.A.2., and such obligations and liabilities are specifically included in the Assumed Liabilities. The Assumed Liabilities shall, except as otherwise set forth herein, exclude liabilities and obligations of Seller with respect to periods prior to the Closing Date, including, without limitation, any liabilities or payments accruing with respect to the Assumed Liabilities for periods prior to the Closing Date. Any rights, liabilities and obligations of Seller to or from any of its affiliates will not be transferred to Buyer, other than as set forth in Schedule 1.4.B.

          (b) The Parties will each use reasonable efforts to obtain written consents to the transfer and assignment to Buyer of the Transferred Assets and Assumed Liabilities, where the approval or other consent of any other person may be required. The Parties shall cooperate (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability to third parties with respect to the Assumed Liabilities, and the Parties will each solicit such releases concurrently with the solicitation of consents from third parties to the transfer and assignment to Buyer of the Transferred Assets and the Assumed Liabilities; provided, that, neither Party shall be required to grant any additional consideration to any third party in order to obtain any such consent or release.

          Section 1.5.     Accounts Receivable.     The accounts receivable
listed on Schedule 1.5 are part of the Transferred Assets. Such accounts receivable are transferred subject to collection, with no representations as to collectibility, or as to any minimum amount to be provided. If such accounts receivable exceed $5.5 million U.S., Buyer will repay such excess to Seller within 15 business days of collection and in no event later than 90 days after the date of this Agreement. If Buyer has notified Seller within such 90-day period that Buyer has determined a portion of such accounts receivable to be uncollectible, and if some accounts receivable are deemed to be uncollectible as determined in good faith by both Parties, the Seller shall receive from the Buyer no later than six months after the Closing a final balancing payment for such uncollectible receivables; the remaining accounts receivable transferred above $5.5 million U.S., reduced by an amount calculated under the following formula: the product of (i) such uncollectible amounts, divided by the total accounts receivable transferred at Closing; times (ii) the result of the total accounts receivable transferred at Closing, less $5.5 million U.S. An exchange rate of 1.48 Swiss Francs for each U.S. dollar will be applied for those receivables denominated in Swiss Francs.

Article II.     Closing.

          Section 2.1.     Closing Date.     The closing of the
transactions provided for in this Agreement (the "Closing") shall take place on the date hereof (the "Closing Date") at the offices of Seller.
All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the close of business on the Closing Date.

          Section 2.2.     Delivery by Buyer.     At the Closing, Buyer
will deliver or cause to be delivered to Seller the following:

          (a)  payment of the Purchase Price in the manner specified in
Article 1.3 hereof;

          (b) an Assignment and Assumption Agreement substantially in the form of Exhibit A hereto (the "Assumption Agreement"), duly executed by Buyer and assigning the Assumed Liabilities to Buyer;

          (c) Laboratory Real Estate Lease in the form of Exhibit D hereto (the "Seller Lease"), duly executed by Buyer.

          (d) Transitional Services Agreement in the form of Exhibit C hereto, duly executed by Buyer;

          (e) an extract from the Swiss Commercial Register of Buyer certified by the Commercial Register, and a copy of the Certificate of Incorporation of Uniphase Corporation certified by the Secretary of State of the State of Delaware; and

          (f) a certificate of the Secretary of Uniphase Corporation as to the By-laws of Uniphase Corporation and the resolutions of Uniphase Corporation, and a power of attorney of the only member of the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement, the Intellectual Property Agreements, the Seller Lease, the Assumption Agreement, the Transitional Services Agreement, and the future Swiss Pension Transfer Agreement by either Buyer or Uniphase Corporation, as applicable, and the persons acting on behalf of Buyer, executing such Agreements and any document delivered in connection with such agreements at the Closing.

          Section 2.3.     Delivery by Seller.     At the Closing, Seller
will deliver or cause to be delivered to Buyer the following:

          (a) a bill of sale substantially in the form of Exhibit B hereto (the "Bill of Sale"), duly executed by Seller, effectively vesting in Buyer all right, title and interest of Seller in and to the tangible personal property included in the Transferred Assets as provided in this Agreement;

          (b)  the Assumption Agreement, duly executed by Seller;

          (c)  the Seller Lease, duly executed by Seller;

          (d) the Transitional Services Agreement, duly executed by Seller;

          (e) a certificate of the Secretary of Seller as to the By-laws of Seller, and the delegations authorizing the execution, delivery and performance of this Agreement, the Intellectual Property Agreements, the Bill of Sale, the Seller Lease, the Assumption Agreement, the Transitional Services Agreement and the future Swiss Pension Transfer Agreement, and as to the incumbency of all officers of Seller executing this Agreement and any document delivered in connection with this Agreement at the Closing.

Article III.     Tax Matters.

          Section 3.1.     Allocation of Purchase Price.     Buyer and
Seller agree on an estimated allocation of the Purchase Price as set forth in Schedule 3.1. to the extent necessary to permit the making of timely
transfer tax filings.   In addition, as soon as practicable after the
Closing Date, but in no event not later than 90 days prior to the due date of the Internal Revenue Service Form 8594, Buyer shall provide to Seller proposed statements ("Allocation Statements") allocating the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Transferred Assets as set forth in
Schedule 3.1., pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (hereinafter, the "Code"). Seller will agree to Buyer's proposed Allocation Statements.

          Buyer and Seller shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any governmental authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such Allocation Statements and form (including, but not limited to, appraisals) to the Seller within 30 days after finalization of the Allocation Statements. The Buyer and the Seller agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or Allocation Statements.

          Notwithstanding the above provision, Buyer agrees to indemnify and hold Seller harmless from and against any and all liability for Taxes resulting from any reallocation of the Purchase Price that differs from the estimated allocation as set forth in Schedule 3.1. For purposes of calculating the amount of any Taxes in the preceding sentence, it shall be assumed that such Taxes are payable at the highest effective statutory corporate income tax rates that could apply to Seller, as applicable, for the relevant period.

          Section 3.2.     Filing of Returns and Payment of Taxes.
Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax (as defined below) returns, reports and forms (herein "Tax Returns") and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to any taxable period which ends on or prior to the Closing Date (herein "Pre-Closing Tax Period"). Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to the period which is not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with governmental authorities, it is necessary that a party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such information at the recipient's request, cost and expense provided, however, that no party shall be entitled to review or examine the Tax Returns of any other party.

          Section 3.3.     Refunds and Credits.

          Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of the Seller and any refunds and credits attributable to the period which is not part of the Pre-Closing Tax Period are for the account of the Buyer.

          Section 3.4.     Transfer Taxes.

          All transfer, documentary, sales, use, registration, value-added taxes and any similar taxes (including real estate transfer taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, in addition to the consideration in Section 1.3. To the extent legally able to do so, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, including the value added tax and the preparation of necessary documentation, provided that neither party shall be obligated to seek any exemption that would require any governmental audit of its books and records.

          Section 3.5.     Tax Definitions.

          For purposes of this Agreement, "Tax or Taxes" means all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, conveyance, payroll or other employment related, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon capital stock or net worth and other taxes (including interest, fines, penalties, or additions attributable to or imposed on or with respect to, any such taxes, charges, fees levies or other assessments).

Article IV.      Other Matters.

          Section 4.1.     Consents and Subcontracted Work.     Seller and
Buyer shall use reasonable efforts to obtain, in a reasonable amount of time and no later than four months after the Closing Date unless impractical, all requisite consents to assignments and novations, as the case may be, of all of the Transferred Assets and the Assumed Liabilities. The Parties will cooperate and use reasonable efforts in obtaining such consents and novations in accordance with the provisions of this Agreement. The material consents to assignment that have been identified at this time are listed on Schedule 4.1. If any such required consents cannot be secured without the incurring of any significant additional costs, the Parties shall enter into such other arrangements with respect to the underlying rights and obligations as shall permit Buyer to perform the obligations of Seller thereunder, as a subcontractor or otherwise, and Buyer to obtain the sole benefit thereof (the "Subcontracted Work"); and until the requisite consents are obtained, such obligations shall not be deemed to be included in the Assumed Liabilities and nothing contained herein shall be deemed to constitute a breach of the contract underlying such rights and obligations. Buyer agrees to diligently perform and discharge the obligations of Seller in connection with the Subcontracted Work; and if and to the extent that consents to assignment are obtained after the Closing Date, Buyer agrees that such obligations shall no longer be considered to be Subcontracted Work, but shall instead be deemed to be Assumed Liabilities for all purposes of this Agreement.

          The Seller hereby transfers to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to the shrink-wrap personal computer software (also known as conditions of use software) being used in the normal course of the Seller's Zurich laser chip production by the Employees, if such software is installed as of March 7, 1997 on the computers which are among the Transferred Assets. If such software copyrights are owned by the Seller, Seller's license terms and conditions continue to apply.

          Section 4.2.     Employees and Employee Benefits.

          (a) Schedule 4.2.A. contains a list of some of the individuals employed by the Seller at the date hereof (including active employees and employees who are on leave of absence; sick leave or disability leave) (herein the "Employees").

          (b) The employment relations of the Employees are assumed by the Buyer, together with all rights and obligations, from the date of the Closing.

          (c) The Buyer agrees to use reasonable efforts to provide comparable benefits. It being understood that the Buyer may not be in a position to provide all the ancillary benefits currently provided by the Seller to the Employees. The Buyer has knowledge of the Seller's Swiss Staff Member Manual. The Seller and the Buyer shall comply with their respective obligations under Article 333 of the Swiss Code of Obligations. However, the Seller shall not continue to provide or ensure these benefits after the Closing Date to the Buyer's Employees. The Buyer assumes all liabilities for the failure to perform. The Buyer shall provide for the appropriate amendments in the employment agreements.

          (d) The Buyer agrees as promptly as is practicable from the Closing Date to establish a new defined occupational pension plan (the "Buyer's Plan") to provide the transferred Employees with pension benefits that are at least substantially comparable with the benefits that are provided to such Employees under the Seller's two pension benefit plans according to Exhibit E. The Buyer's Plan shall provide for the participation of such Employees therein as of the Closing Date, and provide that in applying any length of service requirement for participation or vesting and in determining the benefits, each such Employee shall be credited with prior service as shown in the records of the Seller, according to the Seller's rules for service credit, and with the eligible compensation under the Seller's plan's during the period. The Seller shall provide the Buyer the documents listed in schedules to Exhibit E to establish and administer the Buyer's plan with respect to each Employee's pension benefits, eligible compensation and service prior to the Closing Date.

          (e) For the free movement of capital between the pension funds and for the partial liquidation of a pension fund the Parties agree to comply with the Free Movement Statue (Freizugigkeitsgesetz). The assets shall be calculated according to the Swiss law (BVG and FZG). According to
Article 23 (1) of the FZG, the plan of distribution shall be approved by the official supervisory body.

          (f) These pension provisions are more fully set forth in Pension Matters, Exhibit E and its schedules and attachments. Upon transfer of the Transferred Pension Assets (as defined in Exhibit E) to the Buyer's Plan (as defined in Exhibit E) the Buyer's Plan shall assume all liabilities of the Seller's Plans for the pension benefits for the Employees and such transfer shall be in full discharge of all obligations of the Seller's Plans for the pension benefits.

          (g) Buyer shall be responsible for liabilities with respect to all employment matters concerning the employment of the Employees after the Closing, including the termination of any Employees by Buyer after the Closing and damages or settlements arising out of any claims of wrongful or illegal termination, and for complying with the requirements of all applicable laws with respect to any such termination.

          (h) Buyer agrees to employ the Employees in the Zurich, Switzerland area, utilizing the Transferred Assets, for at least twenty-four months following the Closing.

          (i) For three years from the date of this Agreement, Seller will not solicit for employment or employ in any capacity any individual who, within 12 months prior to the date of new hire, has been an Employee transferred as part of this Agreement. For three years from the date of this Agreement, Buyer shall not solicit for employment or employ in any capacity any individual who, within 12 months prior to the date of new hire, has been an employee of Seller or its Affiliates working or employed at Seller's Zurich laboratory, other than Employees.

          (j) Buyer shall be responsible for obtaining any necessary work permits for any Employee required under applicable law, as of and after the Closing. Seller shall reasonably cooperate with Buyer on such matters. Seller will provide Buyer with a letter which describes the transfer of the Employees in the form as has been agreed between the Swiss counsel of the Seller and Buyer on the Closing Date.

          (k) Subject to the Employees' employment agreements or the terms of any new employment contract between such Employees and Buyer, and applicable law, the Buyer retains its right to terminate any Employee for cause. Nothing in this Agreement shall be deemed to convey any rights to any Employee as a third party beneficiary of any obligation of Buyer to Seller hereunder.

          Section 4.3.     Leased Property.     The Swiss representatives
of the Buyer and the Seller have negotiated a Seller Lease in the form of Exhibit D, under Swiss law, for the lease to Buyer from Seller of real estate following the Closing.

          Section 4.4.     Further Action.     Each of the Parties agrees
to execute and deliver after the Closing Date such other documents, certificates, agreements and other writings and to take such other actions as may be necessary, in the opinion of counsel, in order to consummate or implement expeditiously the transactions contemplated hereby. In addition, Seller agrees, promptly upon the request of Buyer, and at no additional expense to Seller, other than the expenses associated with the preparation of appropriate instruments of assignment, to take all actions reasonably requested by Buyer to perfect the transfer to Buyer of the Transferred Assets. The March 1997 payroll for Employees will be paid to the Employees by Seller under its standard Swiss monthly payroll system. No later than April 30, 1997, Buyer will pay Seller's invoice for Buyer's proportionate share of the March payroll, including any applicable social security, pension plan contributions, and similar sums. Buyer's invoiced payment will equal a sum calculated by multiplying the total monthly payroll for the Employees by a fraction, (1) the numerator of which will be the number of days remaining in March after the Closing Date and (2) the denominator of which will be 31. (Hypothetically, if the Closing Date is March 10, the fraction would be 21/31). Seller shall be responsible for all accrued, unused vacation through March 10,1997, with respect to the Employees and shall pay to Buyer on or prior to March 30,1997, an amount equal to the value of Seller's salary due for such accrued unused vacation.

          Section 4.5.     Transitional Services Agreement.     The Swiss
representatives of the Buyer and the Seller have negotiated a Transitional Services Agreement in the form of Exhibit C, under Swiss law, to handle services to be provided to the Buyer by the Seller after the Closing.

          Section 4.6.     Liens.     Within thirty days after notice to
Seller of attachment, Seller shall clear all material title liens or encumbrances upon title attaching to the Transferred Assets after the Closing Date which arise due to acts or failures to act of Seller prior to or on the Closing Date. If Seller is unable to clear all material title liens or encumbrances upon title within thirty (30) days after notice, Seller shall complete any action necessary to provide Buyer with materially unencumbered title to the Transferred Assets. In the event that Seller shall fail to take such action within the time periods specified in this
Section 4.6, to clear such liens and encumbrances under Swiss law, Buyer shall have the right to take such action as it deems reasonably necessary to clear such liens or encumbrances upon title and to obtain reimbursement for its out-of-pocket costs, plus interest at the simple rate of 10% per annum, from Seller.

          Section 4.7.     Relocation.     The Buyer and Seller agree that
the Transferred Assets are being prepared and positioned for a sale and a physical relocation out of their current facilities. No representations or characterizations as to the Seller's ordinary course of business, the maintenance condition or operation of the Transferred Assets or the results to be obtained from those assets are being made.

          Section 4.8.     Due Diligence.     This sale includes the
transfer, by operation of and subject to Swiss law, of the Employees, performing substantially the same work as that being performed by those employees for the Seller. The Buyer has engaged in such due diligence effort as it has deemed appropriate prior to signing this Agreement. The sale of the Transferred Assets is based upon the results of that due diligence and there has been no reliance upon the representations or statements of Seller, to Uniphase Corporation or Buyer, other than the written representations set forth in the Seller's representations in
Article VI of this Agreement, or in the Intellectual Property Agreements, the Transitional Services Agreement or the Seller Lease.

          Section 4.9.     Buyer Financial Statements.     Seller will
cooperate with Buyer and Buyer's auditors to permit Buyer and Buyer's auditors to timely prepare and file financial statements relating to the Transferred Assets, prepared by the Buyer in accordance with United States generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission.

Article V.     Representations and Warranties of Buyer.

          Buyer hereby represents and warrants to Seller as follows:

          Section 5.1.     Incorporation.     Buyer is a duly incorporated
and validly existing corporation under the laws of Switzerland, with all requisite corporate power and authority to own its properties and conduct its business.

          Section 5.2.      Authority.     Buyer has the requisite
corporate power and authority to execute and deliver each of this Agreement, the Intellectual Property Agreements, the Seller Lease and Assumption Agreement, and the Transitional Services Agreement, and to perform its obligations under each of the foregoing. Each of this Agreement, the Intellectual Property Agreements, the Seller Lease and Assumption Agreement, and the Transitional Services Agreement, has been duly and validly authorized, executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer in accordance with its respective terms. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Intellectual Property Agreements, the Seller Lease and Assumption Agreement, and the Transitional Services Agreement and the transactions contemplated by any of the foregoing.

          Section 5.3.     No Conflict.     The execution and delivery by
Buyer of each of this Agreement, the Intellectual Property Agreements, the Seller Lease, the Assumption Agreement, and the Transitional Services Agreement, does not, and the performance of its obligations hereunder and thereunder, will not:

          (a) conflict with, or result in a breach of, any of the provisions of its Certification of Incorporation or By-Laws;

          (b) breach, violate or contravene any applicable law, rule or regulation of any state or of the United States or any political subdivision thereof or of Switzerland or any political subdivision thereof, or any order, writ, judgment, injunction, decree, determination or award, or create any right of termination or acceleration or encumbrance that in the aggregate would have a material adverse effect on its authority or ability to perform either its obligations under this Agreement, the Intellectual Property Agreements, the Seller Lease, the Assumption Agreement , the Transitional Services Agreement or the Assumed Liabilities; or

          (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which it is a party or by which it or any of its properties may be affected or bound that in the aggregate would have a material adverse effect on its authority or ability to perform its obligations under this Agreement, the Intellectual Property Agreements, the Seller Lease, the Assumption Agreement, or the Transitional Services Agreement.

          Section 5.4.     Governmental Consents - Buyer.     Other than as
set forth on Schedule 5.4., no material consent, approval or authorization of, or designation, declaration or filing with, any governmental agency or authority on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement, the Intellectual Property Agreements, the Seller Lease, the Assumption Agreement, and the Transitional Services Agreement or the consummation by Buyer of the transactions contemplated by any of the foregoing, other than the authorization in connection with the Seller Lease, according to the Swiss Lex Friedrich to be obtained by Seller, and other than the authorization of the competent authorities with respect to the transfer of the foreign Employees having work permits from Seller to Buyer, to be obtained by Buyer and other than the future Swiss Pension Transfer Agreement and the fact that Uniphase Corporation has formed Buyer in Switzerland to utilize the Transferred Assets, which will require a filing in the Swiss Commercial Register.

          Section 5.5.     No Broker.     Buyer and Uniphase Corporation
have engaged no corporation, firm or other person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, and Buyer shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer or Uniphase Corporation in connection with the transactions contemplated hereby.

Article VI.     Representations and Warranties of Seller.

          Seller hereby represents and warrants to Buyer as follows:

          Section 6.1.     Incorporation.     Seller is a duly incorporated
and validly existing corporation in good standing under the laws of the State of New York, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect upon the Transferred Assets or the ability of Seller to perform its obligations hereunder.

          Section 6.2.     Authority.     Seller has the requisite
corporate power and authority to execute and deliver this Agreement, the Seller Lease and Assumption Agreement, the Bill of Sale, the Transitional Services Agreement and the Intellectual Property Agreements, and to perform its obligations under each of the foregoing. Each of this Agreement, the Seller Lease and Assumption Agreement, the Bill of Sale, the Transitional Services Agreement, and the Intellectual Property Agreements, has been duly and validly authorized, executed and delivered by Seller and constitutes the valid and binding agreement of Seller in accordance with its respective terms. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement, the Intellectual Property Agreements, the Seller Lease and Assumption Agreement, the Bill of Sale, and the Transitional Services Agreement, and the transactions contemplated by any of the foregoing.

          Section 6.3.     No Conflict.     The execution and delivery by
Seller of this Agreement, the Intellectual Property Agreements, the Seller Lease and Assumption Agreement, the Bill of Sale, and the Transitional Services Agreement does not, and the performance by Seller of its obligations hereunder and thereunder will not:

          (a) conflict with, or result in a breach of, any of the provisions of its Certificate of Incorporation or By-Laws;

          (b) breach, violate or contravene any applicable law, rule or regulation of the United States or any political subdivision thereof, or Switzerland or any political subdivision thereof, or any order, writ, judgment, injunction, decree, determination or award, or create any right of termination or acceleration or encumbrance that, in the aggregate would have a material adverse effect on the Transferred Assets; or

          (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which Seller is a party or by which it or any of the Transferred Assets may be bound that in the aggregate would have a material adverse effect on the Transferred Assets (except for agreements and instruments that require the consent or approval of a third party for the transactions contemplated by this Agreement).

          Section 6.4.     Governmental Consents - Seller.     Other than
as set forth on Schedule 6.4, no material consent, approval or authorization of, or designation, declaration or filing with, any governmental agency or authority on the part of Seller is required in connection with the execution or delivery by Seller of this Agreement, the Intellectual Property Agreements, the Seller Lease, the Assumption Agreement, the Bill of Sale, or Transitional Services Agreement or the consummation by Seller of the transactions contemplated by any of the foregoing other than the authorization in connection with the Seller Lease, according to the Swiss Lex Friedrich to be obtained and other than the future Swiss Pension Transfer Agreement.

          Section 6.5.     No Broker.     Seller has engaged no
corporation, firm or other person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated hereby.

          Section 6.6.     Title to Personal Property.      Seller has good
and marketable title to all tangible personal property listed on Schedules 1.1.A., 1.1.B., 1.1.C., hereto, free and clear of any material liens or encumbrances.

          Section 6.7.     Actions, Suits, Proceedings.     Other than as
set forth on Schedule 6.7, there are no actions, suits, or proceedings pending or, to Seller's knowledge, threatened against the Transferred Assets, at law or in equity, including any administrative proceedings with any regulatory authority; and no third party claims have been asserted against Seller or its affiliates with respect to the Transferred Assets. There is no existing default by Seller or, to the knowledge of Seller, any of its affiliates with respect to any judgment, order, writ, injunction or decree of any governmental authority or arbitrator which materially adversely affects the Transferred Assets.

          Section 6.8. No Rights In Others To Transferred Assets. Neither Seller nor any affiliate of Seller is party to any outstanding contracts or other arrangements giving any person any present or future right to require Seller to transfer to any person any ownership or possessory interest in, or to grant any lien on, any of the Transferred Assets, other than pursuant to this Agreement.

          Section 6.9.     Contracts.     Schedule 1.4.A. contains a true
and complete list of all material customer or vendor contracts constituting the Transferred Assets. Seller has performed or is performing all material obligations required to be performed by it under such contracts and is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder; and, to the knowledge of Seller, no other party to any of such contracts is (with or without notice of time or both) in breach or default in any material respect thereunder.

           Section 6.10.     Licenses and Permits.     Seller or its
affiliates have the licenses and permits and other governmental authorizations and approvals as set forth on Schedule 6.10. All such licenses and permits held by Seller which are material to the use of the Transferred Assets are valid and in full force and effect. Buyer has made its own investigation of such matters and is responsible for obtaining such regulatory approvals for its operations after the Closing. To the personal knowledge of the four most senior level executives among the Employees, as expressed to the Buyer prior to the signing of this Agreement during due diligence, they do not believe the operation of the Transferred Assets, as operated by the Seller immediately prior to the date of this Agreement, violated any applicable law.

          Section 6.11.     Employee Union.      No union organizing
activities are in progress or, to Seller's knowledge, threatened at Seller's facilities concerning the Employees.

          Section 6.12.     Exclusive Warranties.     Except for the
express representations and warranties made by Seller in this Article VI, Seller makes no representation or warranty, express or implied, concerning the Transferred Assets, it being specifically understood by Buyer that, except for the express warranties set forth in this Article VI, the Transferred Assets are being sold "AS IS" in all respects. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE. SELLER SHALL NOT BE RESPONSIBLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF BUYER WHATSOEVER, INCLUDING LOSS OF PROFITS OR GOODWILL, IN CONNECTION WITH THIS TRANSACTION.

          Section 6.13.     Book Value.     Seller makes no representations
or warranties as to the book value, for tax or for accounting purposes, of any of the Transferred Assets.

Article VII.     General.

          Section 7.1.     Survival of Representations and Warranties.
All representations and warranties made by the Parties in this Agreement or any agreement contemplated by this Agreement shall survive the Closing for a period of twenty-four (24) months after the Closing Date, provided, that, the representations and warranties in respect of Taxes shall survive the Closing Date until the applicable period of limitation on assessment or refund of any relevant Tax has expired.

          Section 7.2.     Limitation of Liability.     Unless the
application of this Section is specifically excluded in writing, notwithstanding anything to the contrary set forth in this Agreement, the Bill of Sale, the Seller Lease, the Assumption Agreement, the Transitional Services Agreement, or the Intellectual Property Agreements, Seller shall not be liable hereunder or thereunder for any amounts with respect to the breach of a representation and warranty unless and until such amounts shall exceed in the aggregate amount $250,000 (the "Limitation Amount"), in which case Seller shall only be liable with respect to the excess over the Limitation Amount. In addition, in no event shall Seller's liability with respect to the breach of representations and warranties exceed $11,000,000 in the aggregate.

          Section 7.3.     Public Announcements.     Under Article 181(2)
of the Swiss Code of Obligations the Seller may be jointly and severally liable to third parties for its transferred business activities for two years from a notification or publication date of this transaction following the Closing. The Parties shall each individually have the right to decide whether to publicize the transaction of the assets and/or to inform personally or by circular letter the relevant creditors, customers and vendors. Any disclosures in connection with commercial relationships shall not reveal the Purchase Price of this Agreement. Notwithstanding the foregoing, each Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any governmental agencies or instrumentalities or regulatory bodies.

          Section 7.4. Costs. Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of this Agreement and, except as otherwise provided elsewhere in this Agreement, the consummation of the transactions contemplated hereby.

          Section 7.5. Bulk Sales. Buyer and Uniphase Corporation hereby waive compliance with any applicable bulk sales or similar laws in the United States or Swiss jurisdictions. Buyer intends to discharge the Assumed Liabilities in accordance with their terms and the Buyer agrees that the Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.

          Section 7.6.     Modification and Waiver.     No modification or
waiver of any provision of this Agreement and no consent by any Party hereto to any departure therefrom shall be effective unless in a writing referencing the particular article of this Agreement to be modified or waived and signed by a duly authorized officer of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

          Section 7.7.     Governing Law.     This Agreement has been
delivered at and shall be deemed to have been made at Armonk, New York, and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof, provided, however, that the Parties agree to apply and comply with all mandatory provisions of the laws of Switzerland applicable to this transaction as a matter of Swiss public policy, which provisions are applicable regardless of the Parties choice of law.

          As part of the consideration for value this day received, each of the Parties hereby consents to the jurisdiction of any state or federal court located within the county of Westchester in the State of New York. Each of the Parties hereby: (i) waives trial by jury, (ii) waives any objection to venue of any action instituted hereunder and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court. These consents and waivers apply to all the agreements contemplated by this Agreement.

          Section 7.8.     Notices.     All notices and other
communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective (a) when delivered by messenger or courier, or (b) five days after deposit for mailing by registered or certified mail, postage prepaid, return receipt requested, when also transmitted by telecopy, as follows:

          (a)  if to Seller, to:

               International Business Machines Corporation
               Old Orchard Road
               Armonk, New York 10504
               Attention:  Paul L. Sterne


               with a copy to:

               Gregory C. Bomberger, Esq.


          (b)  if to Buyer or Uniphase Corporation, one copy to:

               Uniphase Laser Enterprise AG
               c/o Uniphase Corporation
               163 Baypoint Parkway
               San Jose, California 95134
               Attention:  Dan E. Pettit


               with a copy to:

               Morrison & Foerster, LLP
               755 Page Mill Road
               Palo Alto, California 94304

               Attention:  Michael E. Phillips, Esq.

or to such person or address as either of the parties shall hereafter designate to the other from time to time by similar written notice.

          Section 7.9.     Assignment.     This Agreement shall be binding
upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the Parties; provided, that, no Party may assign its rights hereunder without the written consent of the other Party.

          Section 7.10.     Counterparts.     This Agreement may be
executed by the Parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

          Section 7.11.     Guarantee.     Uniphase Corporation hereby
guarantees the performance, as and when due, by the Buyer of all Buyer obligations under this Agreement, the Patent License Agreement, the Technology License Agreement, the Seller Lease, the Agreement for Exchange of Confidential Information between Buyer and Seller signed March 10,1997, and the Transitional Services Agreement referenced herein, including, without limitation, the payment by the Buyer of the consideration set forth in Section 1.3. of this Agreement and all amounts payable by Buyer under the other documents referenced above.

          Section 7.12.     Entire Agreement.     This Agreement (including
its schedules and exhibits), together with the Patent License Agreement, the Technology License Agreement, the Transitional Services Agreement, and the Seller Lease, all dated the same date hereof, by and among the Seller and either Uniphase Corporation or the Buyer, and the Confidentiality and Nondisclosure Agreement, dated November 22, 1996, between Uniphase Corporation and Seller, comprise the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and representations, oral or written, between Seller, Buyer, and Uniphase Corporation relating hereto.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.



UNIPHASE CORPORATION                         INTERNATIONAL BUSINESS
                                             MACHINES CORPORATION


By:    \s\ Danny E. Pettit                   By:    \s\ Suzanne C. Lewis

Title:  Vice President, Finance and CFO      Title:  Business Development
                                                      Consultant


Uniphase Laser Enterprise AG



By:    \s\  Danny E. Pettit

Title:  Vice President, Finance and CFO

                                 SCHEDULES
Schedule 1.1.  Asset Listing
               Schedule 1.1. is comprised entirely of the following
Schedules:
                    1.1.A.
                    1.1.B.
                    1.1.C.
                    1.1.D.
Schedule 1.1.A.     Production Equipment
Schedule 1.1.B.     Office Furniture/Equipment
Schedule 1.1.C.    Inventory and Work in Process
Schedule 1.1.D.     Accounts Receivable Report
Schedule 1.4.A.1.  Assumed Liabilities
Schedule 1.4.A.2.  Assumed Liabilities
Schedule 1.4.B.    Internal Contracts with Seller or Seller's affiliates
that will be                  transferred to Buyer
Schedule 3.1.  Allocation of Purchase Price
Schedule 4.1.  Consents to Assignments
Schedule 4.2.A.     Employees
Schedule 4.2.C.     Seller's Swiss Staff Member Manual
Schedule 6.7.      Actions, Suits, Proceedings
Schedule 6.10.     Licenses and Permits
Exhibit A:               Assumption Agreement
Exhibit B:               Bill of Sale
Exhibit C:               Transitional Services Agreement
Exhibit D:               Seller Lease
Exhibit E:               Pension Matters






Schedule 1.1.A Production Equipment and
Schedule 1.1.B Office Furniture/Equipment
     These schedules contain a detailed description of each of the assets including furniture, production equipment and computer equipment acquired for the operations of Uniphase Laser Enterprise.


Schedule 1.1.C Inventory and Work in Progress
     This schedule contains the number of chips in inventory as of the close date.



Schedule 1.1.D Accounts Receivable Report.
     The schedule contains a detail listing of aged accounts receivable by customers for a total amount of $7.0 million as of the close date.



Schedule 1.4.A.1    Assumed Liabilities - Contracts
     The schedule contains a listing of contracts for services and agreements assumed as of the close date.


Schedule 1.4.A.2    Assumed Liabilities
     A detailed listing of capital services, and materials ordered but not received that have been assumed as of the close date.



Schedule 1.4.B Internal Contracts with Seller or Seller's affiliates that will be transferred to Buyer.
     A listing of IBM contracts that were transferred to the buyer as of the close date.


Schedule 3.1        Allocation of Purchase Price
     An allocated schedule of the assets acquired as of the close date.



Schedule 4.1        Consent to Assignments
     A listing of contracts that require the consent of a third party to be transferred or terminated/novated to/with Buyer.



Schedule 4.2.A Employees
     A listing of employees in Uniphase Laser Enterpriseas of the closed date.



Schedule 4.2.C Seller's Swiss Staff Member Manual
     A copy of the Swiss Staff Member Manual.



Schedule 6.4        Government Consents - Seller
     A listing of governmental consents.



Schedule 6.7        Actions, Suits, Proceedings
     There are no actions, suits, or proceedings to report.



Schedule 6.10  Licenses and Permits
     A listing of licenses and permits which are material to the use of the Transferred Assets.



                    ASSIGNMENT AND ASSUMPTION AGREEMENT
          dated as of March 10, 1997 (this "Agreement"), between
          UNIPHASE LASER ENTERPRISE AG, a Swiss AG ("Buyer"), and
               INTERNATIONAL BUSINESS MACHINES CORPORATION,
                    a New York corporation ("Seller").

          WHEREAS Buyer, Seller and Uniphase Corporation have entered into a Purchase Agreement dated as of March 10, 1997 (the "Purchase Agreement"), providing for, among other things, the purchase by Buyer of the Transferred Assets from Seller; and

          WHEREAS, in conjunction with such purchase, Seller desires to sell, transfer, convey, assign and deliver to Buyer all of Seller's rights, title and interest in and to the Assumed Liabilities, which form part of the Transferred Assets.

          NOW, THEREFORE, in consideration of the mutual convenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

          1. Defined Terms. Terms defined in the text of this Agreement shall have such meaning throughout this Agreement.

          2. Other Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement. Nothing contained herein shall be deemed to alter or amend the terms and provisions of the Purchase Agreement, and in the event of any conflict between the terms and provisions of this Agreement and the Purchase Agreement, the terms and provisions of the Purchase Agreement shall be deemed to govern and be controlling in all circumstances.

          3. Assignment. Seller hereby irrevocably sells, transfers, conveys, assigns and delivers to Buyer all of its right, title and interest in and to the Assumed Liabilities.

          4. Assumption. Buyer does hereby accept such sale, transfer, conveyance, assignment and delivery of all of seller's right, title and interest in and to the Assumed Liabilities by Seller and, subject to the terms of Section 1.4 of the Purchase Agreement, assumes all obligations and liabilities of Seller thereunder.

          5. Effective time. The assignment by Seller, and the acceptance thereof by Buyer, of the Assumed Liabilities, pursuant to this Agreement, shall be effective as of the date hereof.

          6. Noncontravention. Pursuant to Section 4.1 of the Purchase Agreement, certain of the Assumed Liabilities may require the consent of third parties to any assignment. Such assignments to Buyer are made subject to the obtaining of such consents and shall be effective as of the date of such consent. The execution of this Agreement shall not be interpreted, and is not intended to be interpreted, as any action taken by Seller that would be contrary to the terms and conditions of any contract requiring the consent of any third party to such assignment. Buyer and Seller shall fully cooperate with each other in an attempt to obtain such consents, as set forth in the Purchase Agreement.

          7. Notices. All notices and other communications hereunder shall be as set forth in the Purchase Agreement.

          8. Amendment. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, only by written agreement of the parties hereto.

          9. Headings. The headings contained in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

          10. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York without reference to its principles of conflict of law.

          11. Severability. If any one or more provisions contained in this Agreement, or the application of such provision to any person or circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          12. Third Party Actions. Seller and Buyer hereby agree to cooperate in defending or prosecuting any claims or litigation relating to the transfer of title as provided herein, and to make available and furnish appropriate documents and testimony in connection therewith.

          13. Seller's Obligations. Seller hereby covenants and agrees to execute and deliver all such other further instruments of conveyance, assignment and transfer and all such other notices, releases, acquittance, powers of attorney and other documents, and do all such other acts and things as may be necessary to more fully convey and assign to buyer, or its successors or assigns, all right, title and interest in and to the Assumed Liabilities conveyed, assigned and transferred to or acquired by Buyer pursuant to this Agreement, including, without limitation, filings with any governmental entity, authority or instrumentality, domestic or foreign.

          14. Assignment. Pursuant to Section 7.9 of the Purchase Agreement neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, such consent not to be unreasonably withheld, except that Buyer may assign any or all of its rights and obligations hereunder to one or more Affiliates. Any purported assignment of this Agreement other than in accordance with this paragraph 17 shall be null and void and of not force or effect.




          18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.




IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                              UNIPHASE LASER ENTERPISE AG


                              by:   \s\ Danny E. Pettit

                               Title:   Vice President, Finance and CFO



                              INTERNATIONAL BUSINESS
                              MACHINES CORPORATION


                              by:  \s\  Suzanne C. Lewis

                               Title:   Business Development Consultant


                               BILL OF SALE




       Bill of Sale and Assignment (this "Bill of Sale") dated as of
                  March 10, 1997 , between International
     Business Machines Corporation, a New York corporation ("Seller"), and Uniphase Laser Enterprise AG, a Swiss AG ("Buyer").



          Buyer, Seller, and Uniphase Corporation, a Delaware corporation, have entered into a Purchase Agreement dated as of March 10, 1997 (the "Purchase Agreement"), for the sale by Seller to Buyer of certain Transferred Assets as described in the Purchase Agreement. All capitalized terms not otherwise defined herein shall have the respective meanings provided in the Purchase Agreement.

          NOW THEREFORE, for good and valuable consideration (including the payment by Buyer of the purchase price for the Transferred Assets), the adequacy and receipt of which are hereby acknowledged:

          1. Seller does hereby sell, assign, transfer, convey and deliver (collectively, "sell") to Buyer, free and clear of all obligations and liabilities except as expressly provided herein or in the Purchase
Agreement:

          2. This Bill of Sale shall not constitute a waiver of any rights and remedies of Buyer under the Purchase Agreement with respect to any of the Transferred Assets hereby sold to Buyer.

          3. Upon request of Buyer, Seller shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be required to sell to and vest in Buyer, and protect Buyer's right, title and interest in and enjoyment of, the Transferred Assets and as otherwise may be appropriate to carry out the transactions contemplated by the Purchase Agreement. Pursuant to Section 4.1 of the Purchase Agreement, to the extent that any Transferred Asset may not be sold to Buyer without the consent of any other party, this Agreement shall not constitute a sale or attempted sale thereof if such sale or attempted sale requires a consent. Such sale shall occur immediately after receipt of the applicable consent.

          4. This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          5. In the event any one or more of the provisions contained in this Bill of Sale should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid , illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          6. This Bill of Sale is executed pursuant to the Purchase Agreement and is entitled to the benefits and subject to the provisions thereof and shall bind and inure to the benefit of the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be duly executed as of the day and year first above written.



UNIPHASE LASER ENTERPRISE AG       INTERNATIONAL BUSINESS
MACHINES CORPORATION


By:  \s\ Danny E. Pettit                By:  \s\ Suzanne C. Lewis

Title:  Vice President, Finance and CFO      Title:  Business Development
Consultant










                            Services Agreement
                        (the "Services Agreement")

                                  between

Uniphase Laser Enterprise AG, Zug,
c/o Treuhand von Flue AG, Grienbachstrasse 17, 6301 Zug
(hereinafter referred to as the "Lessee")
                                                  on one hand
                                    and

International Business Machines Corporation, Zurich Research Laboratory, Saumerstrasse 4, CH- 8803 Ruschlikon,
(hereinafter referred to as the "Lessor")
                                            on the other hand


                           ____________________


       Whereas, the Lessor wishes to sell Uniphase Corporation and to the Lessee, and Uniphase Corporation and the Lessee wishes to purchase from the Lessor the Transferred Assets as defined in the Purchase Agreement (as defined below)

       Whereas, the Lessee, Uniphase Corporation and the Lessor for this purpose have entered into purchase agreement dated of even date herewith (hereinafter referred to as the "Purchase Agreement"), and

       Whereas, the Lessor and the Lessee have entered into a Lease Agreement for certain offices, cleanroom, wet and dry laboratories, and common rooms in the premises of Saumerstrasse, Ruschlikon, Switzerland, owned by the Lessor, during a transitional period following the execution of the Purchase Agreement (hereinafter referred to as the "Lease Agreement"); and

       Whereas, the Lessor and the Lessee intend, during such transitional period following the execution of the Purchase Agreement to provide and receive partly on mandatory and partly on optional basis respectively certain basic support and administrative services; and

       Whereas, on the other hand, the Parties agree that there are certain services which Lessor provides for its departments, which will not be available to the Lessee.

       Now therefore in consideration of the mutual covenants and undertakings herein contained the parties hereto agree as follows:


1. Subject Matter of the Agreement

       1.1. The subject matter of the Services Agreement is to set forth the conditions under which Lessor will provide services to the Lessee for the term of the Lease Agreement. In this respect it is to be distinguished between:

           a) Such services which the Lessee has the duty and the right to make use of and the Lessor has the obligation to provide for the term of the Lease Agreement (hereinafter referred to as "Mandatory Services"); and

           b) such services which the Lessee may, at its option, take advantage of (hereinafter referred to as "Optional
             Services").

       1.2. The Lessee acknowledges and agrees that the Lessor is offering no services other than those hereinbefore mentioned and which are hereinafter defined as Mandatory and Optional Services.


2. Mandatory Services

       2.1. Mandatory Services including specific prerequisites and conditions of the same are set forth in Schedule 1.

       2.2. The Lessor undertakes with the execution of the Services Agreement to provide the mandatory services in accordance with the remaining provisions of this agreement for the entire term of the Lease Agreement.

       2.3. The Contracting Parties agree that according to the provisions of Section 9.7. and 10.1. of the Lease Agreement they are obligated to make use of or to carry out the Mandatory Services for as long as the term of the Lease Agreement lasts.

3. Optional Services

       3.1. The Optional Services which may be required by the Lessee for the term of the Services Agreement are set forth in Schedules 2 and 3.

       3.2. Schedule 2 sets forth such Optional Services including the specific prerequisites and conditions which the Lessee may request in writing from the Lessor (hereinafter referred to as "Optional Services Category 1").

       3.3. Schedule 3 sets forth a general description of such services which the Lessor is offering to the Lessee whereby the prerequisites and the conditions have not been set forth (hereinafter referred to as "Optional Services Category 2").

          In the event that the Lessor wishes to take advantage of any such individual service, the Parties shall enter into an additional agreement regarding such services. Any such additional agreement shall supplement the Services Agreement by way of a Schedule thereto. As far as such additional agreement does not foresee any special regulation, the rules of the Services Agreement shall be applicable.

       3.4. The Lessee acknowledges and agrees that the Lessor shall carry out all such Optional Services as shall be required according to the availability of the same whereby the Lessor, in using its resources, may primarily take into account its own needs.

       3.5. The Lessee is aware that in the event the Lessee calls upon third parties for the purpose to carrying out the Services of model shop, electronic services, shared tools, cafeteria, self-service model shop (as referenced in Optional Services Category 1. Schedule 2), the provision thereof shall occur outside the Site. The facilities of the Lessor cannot be used for this purpose.


4. Extent and Provision of Services

       4.1. The Lessor agrees to provide the services under this Services Agreement with the appropriate care and diligence.

          The standard of assistance on the part of the Lessor is to be measured with respect to the contents as well as the standard of care, in accordance with the past services of the Lessor of the particular service within its enterprise.

          The Lessee confirms that as a result of the level of knowledge of such employees as it has assumed, it has adequate knowledge of the standard of the previous provision of services.

       4.2. The Lessor is entitled to call upon third parties for the purpose of carrying out the services hereunder.


5. Place of Performance

       The place of performance of all of the services provided for in the Services Agreement is in the Leased Premises according to the Lease Agreement.


6. Deadlines

       6.1. Inasmuch as no distinct rule has been agreed to in writing, the Lessor shall provide the services during working days only, from Monday to Friday, from 8.00 a.m. till 5.00 p.m., according to the availability of the resources pursuant to Section 3.4. hereof.

       6.2. In the event that circumstances beyond its own control, namely the failure of third party suppliers to observe deadlines should lead to postponements on the part of the Lessor, then deadlines shall be correspondingly postponed.

7. Term of the Agreement

       7.1. The term of the Services Agreement shall begin on the Closing Date of the Purchase Agreement and shall remain in force for as long as the Lease Agreement shall remain in effect.

       7.2. Upon termination of the entire Lease Agreement, the Services Agreement shall terminate automatically.


8. Early Termination of Individual Service Requirements

       8.1.The Mandatory Services have been agreed to for the entire term of the Services Agreement and the Lease Agreement. Except in case of the early termination of the entire Lease Agreement, it may not be terminated early by either the Lessor or the Lessee.

       8.2.Any item of the Optional Services Category 1 may be terminated by both Parties by means of written notice with a notice period of 60 days effective as of the end of the calendar month next following the expiration of the notice period.

          The Lessor shall remain obligated for the remaining term of this agreement to provide Optional Services Category 1 according to the remaining provisions of the Services
           Agreement.

       8.3.With respect to the termination of the provision of Optional
           Services of Category 2 the same shall be governed by the relevant terms of the individual supplementary agreement entered into with respect thereto.


9. Duty to provide Information on the Part of the Lessee

       The Lessee shall provide to the Lessor all information reasonably required by the Lessor for the Lessor to perform its obligations hereunder.


10. Liability

       10.1. Each Party is solely responsible and liable for its employees and its respective performance under this Services Agreement.

       10.2. The Lessor shall not have any liability to the Lessee with respect to the performance of its obligation pursuant to the Services Agreement, except for direct damages subject to the limitation in Section 10.4. incurred by the Lessee as a result of the breach of the Services Agreement by the Lessor. In no event will the Lessor be liable to the Lessee for loss of revenue or profits or any indirect damages including claims of third parties.

       10.3. Should the subject matter of the Services Agreement be the provision of products which the Lessor for its part is obviously provided with by a third party, the Lessor shall only be liable to the Lessee to the extent that the third party supplier has provided the Lessor with a warranty and is liable to the Lessor.

       10.4. If damages do not exceed SFr. 5'000.-- per event, the Lessor shall not be liable. If damages exceed SFr. 5'000.-- the Lessor's total liability for such event will be limited to SFr. 200'000.--. However, the cumulative liability of the Lessor during the term of the Services Agreement will not exceed SFr. 1'000'000.--. This limitation shall not apply in case of personal injury.

       10.5. Notwithstanding the foregoing, the Lessor shall not be liable for any failure of performance attributable to acts or events (including, but not limited to, war, conditions or events of nature, government acts or regulations, civil disturbances, work stoppage, power failures, failure of telephone lines and equipment, fire and flood) beyond the control of the Lessor which rendered performance by it hereunder impossible.

       10.6.   Any further liability or warranty is excluded.


11. Intellectual Property

       The Parties will agree to negotiate intellectual property rights for intellectual property that arises from the result of the work performed by Lessor for the Lessee hereunder under Optional Services Category 1 / Model Shop and Electronic Services prior to the provision of such services.


12. Remuneration

       12.1.   The remuneration of the Mandatory Services is set forth in
           Schedule 1.

       12.2. The remuneration of the Optional Services Category 1 is set forth in Schedule 2.

       12.3. The remuneration of the Optional Services Category 2 shall be determined by the relevant terms of the individual supplementary agreement entered into with respect thereto.

       12.4. The remuneration for the supplied services shall be invoiced at the end of each month. Unless the Lessee does not react within thirty days from the receipt of the invoice, the acceptance thereof is deemed. The payment shall occur within 30 days from the date of the invoice.

13. Compliance with Laws

       13.1. The Lessor represents that it will provide the services under this Services Agreement in compliance with the applicable laws for example environmental protection laws.

       13.2. The Lessee represents that it will use the services under this Services Agreement in compliance with the applicable laws for example environmental protection laws.


14. Final Provisions

       14.1. The Services Agreement shall be governed by and construed in accordance with the laws of Switzerland.

       14.2. In case any provision of the Services Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

       14.3.   The court of jurisdiction is Horgen.

       14.4. This Agreement supersedes any and all previous agreements whether written or oral with respect to the subject matter and may not be amended unless in writing.


                           ____________________

Place, Date                    Place, Date
3-10-97                        3-10-97
The Lessee                     The Lessor
\s\ Danny E. Pettit            \s\ Suzanne C. Lewis


                            Mandatory Services

1. Building Operations Services

   1.1.For the purposes of the Services Agreement building operation services mean the performance of all maintenance necessary to the building and the Leased Premises and to integral parts thereof. All measures which affect the building are exclusively controlled by the Lessor.

       According to Section 9.7. and Section 10.1 of the Lease Agreement the Lessor shall carry out the following services:

       a)   Laboratory   rearrangements  (excluding  construction   related
       projects)
       b) Maintenance
       c) Repairs
       d) Installations and changes on installations
       e) Janitor Service
       f) Cleaning
       g) Recycling

   1.2.Fit up arrangements are not included. Repairs and maintenance services are not provided for the Lessee's assets.

   1.3.Dependent  on the urgency, the Lessor shall carry out the  requested services. The Lessor may set priorities. The Lessor will set high priority to temperature and humidity control of cleanrooms, maintaining the emergency electrical system and maintaining cooling water.

   1.4.The Lessor's contact person is Otto Buchegger. The Lessee's contact person is Kurt Muller.


2. Chemical Services

   2.1.Chemical services cover all those measures and transactions in connection with chemicals.

       Chemical services include following services:

       a) Authorization
       b) Internal supply of chemicals
       c) Control
       d) Waste disposal
       e) Education and support
       f) Storage

   2.2.The Lessor has the right to exercise control over chemicals used on the site.

   2.3.All  orders  of  chemicals must be authorized  by  the  Lessor.  The
       Lessor may refuse a request of order of the Lessee for reasonable safety reasons or if the storage of the requested quantities cannot be reasonably guaranteed.

       However, the Lessee shall be responsible for the punctual request of the necessary orders with due regard of the handling of the request by the Lessor and of the time for delivery.

   2.4.The Lessor will take delivery of the chemicals and check them in respect of the ordered quantity. No quality checks will be carried out by the Lessor.

   2.5.The Lessor will store all the delivered chemicals of the Lessee in the appropriate premises in an identifiable manner. Once the chemicals are delivered to the Lessee, the Lessee is responsible for the storage and usage in accordance with the rules of the Safety Manual as mentioned under Section 3.1. of this Schedule.

   2.6.The Lessor is prepared to give further reasonable advice, counsel and provide for the education of the Lessee's employees upon request by the Lessee.

   2.7.During  working time as referred to in Section 6.1. of the  Services
       Agreement the Lessor will use all reasonable effort to provide for the performance of chemical services at any time the Lessee deems it necessary.

   2.8.The Lessor's contact person for request of orders and further advice is Hugo Ritter. The Lessee's contact person is Peter Roentgen.


3. Safety Services

   3.1.Safety services provided for the protection of the employees.

       Safety services include following services:

       a) Control of new equipment/Installations
       b) Advice and counsel
       c) Safety equipment and material
       d) Education
       e) Safety manual

   3.2.The safety of all delivered new equipments and installation shall be checked by the Lessor according to the Safety Manual and the usual standards of the Lessor. The control of the Lessor does not include further inspections. The control by the Lessor does not relieve the Lessee of his liabilities.

   3.3.The Lessor has published for use on the site only a Safety Manual, where all essential safety rules are entailed. The Lessee is in possession of this manual and must strictly follow these rules.

   3.4.The Lessor is ready to give further reasonable advice and provide for the education of the Lessee's employees upon request by the Lessee.

   3.5.The Lessor's contact person is Hugo Ritter. The Lessee's contact person is Peter Roentgen.

   3.6.Notwithstanding   the   foregoing,   the   Lessee   is   exclusively
       responsible for the safety of its employees.


4. Security Services

   4.1.Security measures include all measures to ensure the authorized entrance and use of the building.

       Security services include following services:

       a) Guard service
       b) Access system
       c) Controls

   4.2.   Such security services are provided by the Lessor.

   4.3.The Lessee must strictly follow such measures. He has no competence to introduce new measures. For the use of the badges reference is made to Section 8.3 of the Lease Agreement.

   4.4.The   Lessee  agrees  that  his  employees  will  continue   at   an
       appropriate level to participate in the Lessor's fire-brigade and First Aid organization as long as they are on site.

   4.5.The   Lessor's  contact  person  for  security  services   is   Otto
       Buchegger. The Lessee's contact person is Kurt Muller.


5. Receiving Services

   5.1.The Lessor will provide for the acceptance of goods which are not delivered by postal service.

   5.2.The Lessee shall notify to the Lessor of deliveries within 24 hours in advance.

   5.3.Except for chemicals and equipments/installations, the Lessor does not control the delivered merchandise.

   5.4.The  Lessor's  contact person for receiving service is Hans  Schmid.
       The Lessee's contact person is Ursula Breitschmid.


6. Reception Services

   6.1.The Lessee may use within regular working hours all the services of the switchboard.

   6.2.Separate phone and fax numbers will be assigned and the costs will be charged to the Lessee. However, eight telephone lines are included.

   6.3.The Switchboard is responsible for the reception of customers.

   6.4.Contact  person  for  the reception services  is  Lilli  Pavka.  The
       Lessee's contact person is Anastasia Cosman.


7. Remuneration

       7.1. No remuneration for the Mandatory Services is due by the Lessee until the 30. June 1998.

       7.2. Unless the space occupied by the Lessee exceeds the rented space of 68.1 meters square, during the period from 1. July 1998 until 31. December 1998 no remuneration for the Mandatory Services will be due for this period. Otherwise, if additional space is occupied by the Lessee the charge for Mandatory Services will be SFr. 36'000.-- per month.

       7.3. As of 1. January 1999 the Lessee must pay SFr. 36'000.-- per month for the provision of Mandatory Services, independent of the leased surface.



                       Optional Services Category 1


1. Model Shop & Electronic Services

       1.1. Under model shop & electronic services the Parties includes all the labor that is related to designing, developing, fabricating and maintaining, mechanical and electronic parts, tools, assemblies and software which may directly support the development of future products as well as the production line. Therefore the Lessee's equipment may be maintained, repaired and improved. Whereas the electronic services concern measures which deal exclusively with electronic matters, be it hardware or software, the model shop concern all other work to the Lessee's equipment.

          Model shop & electronic services include :
          a)Direct involvement in development of new test- and fabrication equipment
          b)Design and fabrication of tools and assemblies not available on the open market
          c)                           Laboratory Automation
          d) Consulting

       1.2. The Lessor shall carry out the above mentioned services on written request and specification of the Lessee.

          The   Lessor,  however,  may  refuse  the  performance   in   its
          discretion.   The  interests  of  the  Lessor's   business   have
          priority.

          The   deadlines  shall  be  determined  in  a  separate   written
          agreement.

       1.3. For the model shop services the Lessee shall pay a hourly compensation of SFr. 159.--

          For the electronic services the Lessee shall pay a hourly compensation of SFr. 161.--

          The prices do not include costs and expenses for the used material. These will be charged to the Lessee.

       1.4. The Lessor's contact persons for model shop & electronic services is Urs Bapst. The Lessee's contact person is Peter Roentgen.


2. Information System (I/S)

       2.1. Information system services are divided into the explicit or dedicated services and implicit services.

          Explicit services are those where an I/S employee directly works for the Lessee, e.g. when installing or repairing a workstation, when building up a special LAN for the Lessee, consulting hours, etc.

          Implicit are those services which are part of the general I/S infrastructure, e.g. automatic backup, the Notes infrastructure, the LAN operation, data space on file servers, printing services, etc. This includes for example a proportional amount of depreciation for the servers, public printers, etc. but not for the Lessee-owned workstation, printers, etc.

       2.2 Lessor will provide only the existing cables at the Leased Premises as of 7. March, 1997 for the term of the Lease Agreement at no charge to assist Lessee in implementing its own network infrastructure.

       2.3. Lessor will provide the following implicit services on an interim basis not to exceed 6 months after the Closing Date of the Purchase Agreement at no additional charge: LotusNotes Mail and Lessee specific databases and services such as user identifiable mail folders, electronic mail received, the ability to send
       Internet Mail, the Quality Review Board database, Addressbook database, and personal databases specific to Lessee's operation.

       2.4. For one month following the Closing Date of the Purchase Agreement, Lessor will provide Lessee employees with access to the AIX and/or VM environments. After such one month period, access will be terminated. However, for six months following the Closing
       Date of the Purchase Agreement, 3 user id's (CHA, LBR, and MAC) will have access to the AIX and/or VM environments. Such access will then terminate after six months. This access will be provided at no additional charge.

       2.5. Lessor will provide, at no additional charge, access to network printers, plotters, scanners and to the Internet gateway for 6 months after the Closing Date of the Purchase Agreement.

       2.6. Lessor will provide for to Lessee continuation of the automatic back-up process for personal data. Lessor will provide this process to Lessee for 6 months after the Closing Date of the Purchase Agreement at no additional charge. However, notwithstanding anything contrary contained in this Agreement, Lessor will not be liable nor does it guarantee the validity or accuracy or operation of the back-up process. This process is provided as-is.

       2.7. Lessor will provide access for the Cadence application and a plotter that can be used for this application for six months following the Closing Date of the Purchase Agreement. After such six month period, such access will be charged as determined by Lessor. Such access will terminate on 31. December, 1997.

       2.8.  Except for sections 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7 the Lessor
          shall   carry  out  the  above  mentioned  explicit  or  implicit
          services on written request and specification of the Lessee.

          The Lessor, however, may refuse the performance thereof any time the competent staff has not free capacity. The interests of the Lessor's business have priority.

          The   deadlines  shall  be  determined  in  a  separate   written
          agreement.

       2.9. Explicit services will be charged with an hourly rate of SFr. 195.--. The charges for implicit services will be defined when requested and accepted.

          The prices do not include the costs of material and/or equipment incurred by the Lessor. These will be charged to the Lessee.

       2.10. The Lessee must comply with all applicable Information Assets Security Rules of the Lessor which will be supplied by the Lessor upon first request of the Lessee.

       2.11. The Lessor's contact person for the information services is Heinrich Muller. The Lessee's contact person is Mr Baldegger.


3. Shared Tools and Equipment

       3.1. The FIB, RIN and TEM machines will remain at the Lessor's location. The Lessee may use these two tools as long as he occupies the leased premises.

       3.2. The Lessee may use the tools hereinabove upon availability and subject to Lessor's priority. However, the maximum usage right of the Lessee for the FIB is 40% of the average usage per quarter starting on the Closing Date of the Purchase Agreement. The maximum usage right of the Lessee for the TEM is 50% of the average usage per quarter starting on the Closing Date of the Purchase Agreement. The maximum usage right of the Lessee for the RIN is 50% of the average usage per quarter starting on the Closing Date of the Purchase Agreement.

       3.3. There will not be an additional charge to the Lessee for this tool usage until after 31. December 1998.


       3.4. The equipment located in room L213 (as referenced in Schedule 2 of the Lease Agreement) may be used with priority by Lessee during the lease term with no additional charge from Lessor.

       3.5. The SEM located in room H136 (as referenced in Schedule 1 of the Lease Agreement) may be used with priority by Lessee during the lease term with no additional charge to Lessee until a new
          SEM is installed by Lessee. After such installation, Lessee may also use the SEM but only in the case of an emergency and with the approval and subject to the priority of Lessor.

       3.6. The CVD system in room H207 (as referenced in Schedule 2 of the Lease Agreement) may be used with priority by the Lessee during the lease term with no additional charge, until a new CVD system is installed but no longer than 31. May 1997.

       3.7.  The  Photoluminous  for MBE in room  C253  (as  referenced  in
          Schedule 1 of the Lease Agreement) may be used with priority by the Lessee during the lease term with no additional charge. However, Lessor reserves the right to use such tool for a minimum period of 2 hours per day during the lease term.

       3.8.  The  Packaging  Equipment  in  room  H161  (as  referenced  in
          Schedule 2 of the Lease Agreement) may be used with priority by the Lessee during the lease with no additional charge. However, Lessor reserves the right to use such equipment for up to 50% of the average usage per quarters starting on the Closing Date of the Purchase Agreement.
       3.9. The Lessor will give the Lessee first priority to purchase the shared tools and equipment before offering them to a third party ("Vorkaufsrecht").
4. Cafeteria Services

       4.1. Lessor will provide cafeteria services to all the employees of the Lessee to the same extent that it does for its own employees. The additional charge to the Lessee for the cafeteria services is SFr. 10'000.-- per month until 31. December 1997. The Lessor will provide for cafeteria services after 31.
          December 1997 at a charge to be agreed upon by Lessor and Lessee.

       4.2. The Lessor will charge separately for visitors, coffee or other special services.


5. Library, Self-Service Model Shop, Stockroom, Mail Distribution, Copiers Scanners Printers

       5.1. The Lessor will provide the above referenced services to the Lessee at no additional charge until 31. March 1997.

       5.2. Notwithstanding anything to the contrary in the Services Agreement such services will be charged to the Lessee after 31. March 1997.

       5.3. The Lessor will provide a quote of charges before 25. March 1997 to the Lessee for such services beyond 31. March 1997.




                       Optional Services Category 2


       With due regard of the availability of staff and the Lessee's business interests, the Lessor may perform services such as:

       1. Finance
       Accounting; Controlling; Reporting; Payroll.

       2. Purchasing
       Purchasing of equipment and material; Mail distribution.

       3. Publication/Office services
       Graphics Support; Word Pro - Applications; Conference Preparation.






                              Ancillary costs


Following main expenses are entailed in the rent of the Leased Premises A, B, C:

Electricity
Water
Sewage-charges
Heating, Fuel
Waste removal and paper recycling
Guard Services
Building maintenance (excludes costs relating to interior decoration) Maintenance and repair of building installations
Existing infrastructure (excluding toll charges) of telephone PBX lines.




                       IBM Zurich-Site Safety Manual



(Note: IBM Zurich-Site Safety Manual has been delivered to the Lessee).


                       Laboratory Real Estate Lease
                          (the "Lease Agreement")

                             made and entered
                                  between

International Business Machines Corporation, Zurich Research Laboratory, Saumerstrasse 4, CH- 8803 Ruschlikon,
(hereinafter referred to as the "Lessor")
                                              on the one hand
                                    and

Uniphase Laser Enterprise AG, Zug,
c/o Treuhand von Flue AG, Grienbachstrasse 17, 6301 Zug
(hereinafter referred to as the "Lessee")
                                            on the other hand


                           ____________________

       Whereas, the Lessor wishes to sell to Uniphase Corporation and the Lessee, and Uniphase Corporation and the Lessee wishes to purchase from the Lessor the Transferred Assets as defined in the Purchase Agreement (as defined below)

       Whereas, Uniphase Corporation and the Lessee and the Lessor for this purpose have entered into purchase agreement dated of even date herewith (hereinafter referred to as the "Purchase Agreement"), and

       Whereas, the Lessor wishes during a transitional period following the completion of the Purchase Agreement to lease to the Lessee, and the Lessee wishes to rent from the Lessor the Leased Premises (as defined below), subject to the terms and conditions hereinafter set forth, in order to allow the immediate start of the production of certain components,

       Whereas, the Lessor and the Lessee intend, during the transitional period following the completion of the Purchase Agreement to receive and provide certain basic support and administrative services and for this purpose shall enter into a services agreement (hereinafter referred to as "Services Agreement");

       Now, therefore, in consideration of the premises set forth above and the respective covenants, agreements, hereinafter set forth, Lessor and Lessee (collectively the "Parties") hereby agree as follow


1. Leased Premises

       The  Lessor  leases  to  the  Lessee  in  the  building  located  at
       Saumerstrasse   4,   CH-8803  Ruschlikon  the   following   premises
       (collectively the "Leased Premises"):

       a) 340.0 meters squared offices and 143.9 meters squared dry laboratories and 30.0 meters squared (such premises being hereinafter referred to as "Premises A") further described in Schedule 1 and 4.

       b) 68.8 meters squared offices, 77.4 meters squared cleanroom, 35.3 meters squared dry laboratories and 380.3 meters squared wet laboratories (such premises being hereinafter referred to as "Premises B") further described in Schedule 2 and 4.

       c) 15.1 meters squared offices and 53.0 meters squared wet laboratories (such premises being hereinafter referred to as "Premises C") further described in Schedule 3 and 4.

       The joint use of public spaces such as parking, corridors, cloakrooms, reception area, rooms (as referenced in the Safety Manual in Schedule 6) and the joint use of the conference rooms are included in the Lease Agreement. The Lessee can use conference rooms including the video conferencing equipment subject to availability.

2. Use of the Leased Premises

       The Leased Premises shall be used for the production of diode-lasers in the same manner as they have been used by Lessor's Laser Enterprise Department.


3. Term of the lease

       3.1.The term of the lease for the Premises A, B, C begins on the Closing Date of the Purchase Agreement.

       3.2.The  lease  of  the  Premises A shall end on (        *         )
           without notice of termination (hereinafter referred to as "Fixed Lease Period A").

       3.3.The  lease of the Premises B shall end on (     *      )  without
           notice of termination (hereinafter referred to as "Fixed Lease Period B").

       3.4.The  lease  of  the  Premises C shall end on (       *          )
           without notice of termination (hereinafter referred to as "Fixed Lease Period C").

    * - Information redacted and filed separately with the SEC.


4. Extension of the lease periods

       4.1.  The Lessee has the right to unilaterally extend the lease term
           with regard to the Premises A until the (      *       ).

           The notification of the extension shall be made by written notice by the Lessee to the Lessor three months prior to the end of the Fixed Lease Period A.

       4.2.  The Lessee has the right to unilaterally extend the lease term
           with regard to the Premises B until the (       *        ).

          The notification of the extension shall be made by written notice by the Lessee to the Lessor three months prior to the end of the Fixed Lease Period B.

       4.3.The  Lessee has the right to unilaterally extend the lease  term
           with  regard to Premises C until the (     *       ) of  the  wet
           laboratories as mentioned in Schedule 2. The Lessee also has the right to swap one of the wet laboratories in lieu of L 261 of Schedule 3.

          The notification of the extension shall be made by written notice of the Lessee to the Lessor three months prior to the end of Fixed Lease Period C.

       4.4.The  Lessee is aware that the Lease Agreement will be  concluded for the limited Fixed Leased Periods A, B, C and that he may only request the extensions within the periods as described hereinabove. Any further extension of the lease relationship shall not be agreed because of the urgent need for the Lessor's own use which involves a restructuring of the Leased Premises, scheduled to start at the latest on ( * ) for the
           Premises  A,  on (       *     ) for the Premises B  and  on  (
              * ) for Premises C. Therefore, the Lease Agreement as described hereinabove is concluded expressly for a limited period of time according to Article 272a (1)(d) of the Swiss Code of Obligations.

       4.5.The Lessee is aware that it requires a considerable effort to find and equip suitable facilities to carry on his business within a reasonable period of time and therefore before Closing Date the Lessor has indicated him the opportunity for renting other business premises in the locality of Binz in Zurich in order for Lessee to be able to move to equivalent premises within the agreed to time.

     * - Information redacted and filed separately with the SEC.


5. Rent

       5.1.For  the  lease of Premises A for the Fixed Lease Period  A,  of
           Premises B for the Fixed Lease Period B and of Premises C for the Fixed Lease Period C no rent is due by Lessor. The payment of the remuneration for the use of the Leased Premises is already included in the purchase price of the Transferred Assets according to Section 1.3. of the Purchase Agreement.
       5.2.For the extension of the lease term for the Premises A, the Lessee shall pay a monthly rent of SFr. 90.-- per meters squared for the use of the offices and of SFr. 145.-- per meters squared for the use of the dry laboratories.

       5.3.For the extension of the lease term for the Premises B, the Lessee shall pay a monthly rent of SFr. 90.-- per meter squared for the use of the offices, of SFr. 345.-- per meter squared for the use of the cleanroom and of SFr. 210.-- per meters squared for the use of the wet laboratories.

       5.4.For the extension of the lease term for the Premises C, the Lessee shall pay a monthly rent of SFr. 135.-- per meter squared for the use of the offices and SFr. 320.-- meter squared for the use of the wet laboratories.

       5.5.The rent for the extensions of the lease term of Premises B and C is based on the index of consumers' prices at the Closing Date of the Purchase Agreement. If for the 1. July 1998 the index of consumers' prices (base May 1993 = 100 points) increases of at least 5 points, the Lessor may once, at the commencement date of each extension period increase the agreed rents according to the following formula:

           Increase in %:

           new  index  -  index at the time of conclusion of  the  contract
                                         x 100
                         --------------------------------------------------
                          index  at  the  time  of  conclusion  of  the
                             contract


       5.6.The agreed initial rents cannot be decreased.

       5.7.The Lessee shall pay the rents at the end of each month for the following month to the bank account as designated by the Lessor.


6. Ancillary costs

       6.1.Under ancillary costs of this Lease Agreement the Parties understand the remuneration for performances by the Lessor which are connected with the use of the Leased Premises A, B, C and with the use of the common spaces further described in
           Schedule 5.
       6.2.No ancillary costs are due by the Lessee. These costs are included in the purchase price as entailed in the Purchase Agreement for the fixed periods A, B, C and in the rents for the extensions of the Lease Agreement.

       6.3.Telephone and fax expenses are not included in the ancillary costs and will be charged separately to the Lessee.


7. Transfer of the Leased Premises

       7.1.The transfer of the Leased Premises provided for in this agreement shall take place on the Closing Date of the Purchase Agreement.

          The  Lessor  transfers the Leased Premises "AS  IS".  The  Leased
           Premises are deemed to be in a suitable condition for the use as listed in Section 2 of this agreement. The Lessor represents that at the Closing Date the Leased Premises comply with all applicable laws including without limitation, environmental protection laws, construction laws, the fire police law and the requirements of the Labor Statute.

       7.2.The Parties renounce to draw up a transfer protocol.

       7.3.On the day of the transfer the Lessor will exchange the old badges delivered to the transferred employees for the new ones in order to allow the entering in the building and in the Leased Premises to the Lessee. The replacement of lost or stolen badges during the lease are part of the Mandatory Services of the Lessor and are in his exclusive competence. The Lessee shall immediately inform the Lessor of any loss. The Lessee must pay the costs of the replacement. The procurement of additional badges is in the exclusive competence of the Lessor. The Lessee shall inform the Lessor of any need hereof.

       7.4.The Lessor will instruct the Lessee about the security system of the building.

       7.5The  Lessee  confirms that he has received a  copy  of  the  'IBM
           Zurich-Site Safety Manual', which is attached to this Lease Agreement as Schedule 6.

8. Duties of the Lessee

       8.1.The Lessee shall use the Leased Premises with due care. He shall use them only for the purposes mentioned under Section 2.

       8.2.The Lessee shall give due consideration for other occupants and he shall not impair in any way the Lessor's business and research activities.

       8.3.Except for the entrance of the Leased Premises and the common spaces, the Lessee shall not have access to the other parts of the building, specifically the research laboratories of the Lessor except as provided for under the Services Agreement or elsewhere under this Lease Agreement.

       8.4.The Lessee shall observe all the security, safety and general rules of the house regulations (hereinafter referred to as "Internal Rules") to the extent they do not conflict with the Lease Agreement. The Lessee is aware that the Internal Rules are subject to revision to the extent they do not conflict with the Lease Agreement by the Lessor and that he has no right to request any replacement thereof.

       8.5.The  Lessee  shall  manage his business in accordance  with  the
           Swiss mandatory public laws, and in particular to obey the applicable rules of Swiss environmental protection law, of the fire police law, the requirements of the Accident Insurance
           Statute and all the related standards and the and the requirements of the Labor Statute

       8.6.The   Lessee   is  not  allowed  to  carry  out   any   building
           modification to the Leased Premises. Such modifications need the written consent of the Lessor which consent shall not be unreasonably delayed or refused.

       8.7.All  the Mandatory Services as defined in Section 2 and Schedule
           1 of the Services Agreement are exclusively performed by the Lessor. While occupying the Leased Premises the Lessee must make use of the Mandatory Services as provided by the Lessor. The Lessor is obliged to provide such Mandatory Services. The Lessee shall consult with the Lessor (the competent staff) about any necessity and problem. The Lessee shall immediately report all defects to the contact persons as further mentioned in Schedule 1 of the Services Agreement.

       8.8.The Lessee shall permit the Lessor to enter the Leased Premises to perform the Mandatory and Optional Services according to Sections 2 and 3 and Schedules 1, 2 and 3 of the Services Agreement, further, if necessary, for the maintenance, to remedy defects and to repair or avoid damages. Except for the performance of the Mandatory and Optional Services and for emergency, the Lessee shall be notified ahead of time to the extent possible.

       8.9.Notwithstanding anything to the contrary set forth in the  Lease
           Agreement, if repairs and other urgent action are necessary, the Lessee shall inform the Lessor and shall undertake all reasonable precautions. The Lessee shall be liable for failure to notify the Lessor.

       8.10.The Lessee must remedy, at his own expenses, defects for which the Lessor is not responsible according to Section 10.1 of the Lease Agreement and which may be cured by standard cleaning, or repairs and replacements necessary for ordinary maintenance. The Lessee is not entitled to call upon external third parties for the purpose of carrying out the obligation hereunder without the prior written consent of the Lessor which consent shall not be unreasonably delayed or refused.

       8.11.Despite a ten day prior written notice period to cure,  if  the
           Lessee continues to violate his duties according Section 9.1  to
           9.6. in a manner such that the continuation of the Lease Agreement may no longer be expected from the Lessor, the Lessor may give notice of termination of the Lease Agreement with effect after a period of 30 days as per the end of a month. The Lessor may, however, give notice of termination of the agreement with immediate effect if the Lessee has intentionally caused serious damage to the Lessor's building.


9. Duties of the Lessor

       9.1.The Lessor is obliged to maintain the Leased Premises in compliance with all applicable laws, in a suitable condition for the contractual use, to remedy the material defects and to perform the Mandatory Services at any time they are necessary within the periods further described in Section 6.1. of the Services Agreement.

       9.2.The  Lessor  shall  inform  the Lessee  of  any  change  of  the
           Internal Rules.
       9.3.The  Lessor shall not have access to the Leased Premises, except for laboratories shared with Science and Technology as mentioned in Schedule 2 and except as provided for under the Services Agreement or elsewhere under this Lease Agreement.


10. Liability insurance

       On 1. April 1997 the Lessee shall deliver a copy of the signed professional risk indemnity insurance policy which shall cover at least US$ 5'000'000.--.


11. Sublease

       According to Article 262 (2)(c) of the Swiss Code of Obligations, the sublease of the premises is not allowed because it would cause significant disadvantages for the Lessor. Empty spaces will be taken over by the Lessor.


12. Return of the Leased Premises

       12.1.The Lessee must return the Premises in the same condition as taken over with the reservation of the normal wear and tear which results from the use provided for in this agreement under
           Section 2.

       12.2.The Lessee shall remove all the Transferred Assets. The separation and removal shall conform to the rules mentioned in
           Section 9 hereinbefore. The Lessee will not be liable for incidental damages which arise as a natural consequence from the separation and removal of the Transferred Assets. The Lessee will bear the costs for the separation and removal. The Lessor will cooperate with the Lessee in connection with such separation and removal under a separate agreement.

       12.3.The waste caused by the removal of the Transferred Assets will be disposed of by Lessor and will be charged to the Lessee.

       12.4.The Lessee shall return all the badges, keys and all the documentation which concerns the Leased Premises.

       12.5.The  Lessee represents that at the date of return of the Leased
           Premises, the Leased Premises will comply with all applicable laws including without limitation environmental protection laws, construction laws the file police law and the requirements of the labor statute.


13. Applicable law / Place of Jurisdiction

       13.1.This  agreement  shall  in  all  respect  be  interpreted   and
           construed in accordance with and governed by the laws of Switzerland, and shall be subject to performance in the country of Switzerland.

       13.2.Where   no  special  clause  is  entailed  in  this  agreement,
           Articles 253 ff. of the Swiss Code of Obligations shall apply. The compulsory statutory liability rules are applicable to this agreement.

       13.3.The court of jurisdiction is Horgen.

       13.4.This Agreement supersedes any and all previous agreements whether written or oral with respect to the subject matter. And may not be amended unless in writing.

                           ____________________




Place, date                    Place, date
3-10-97                        3-10-97
The Lessor                     The Lessee
\s\ Suzanne C. Lewis           \s\ Danny E. Pettit



                       List of the Leased Premises A


C-Building

C 233          C 219       C 353
C 241          C 349       C 355
C 251          C 350       C 359
C 253          C 351       C 352


Old Buildings

H 136*         L 204       P 258
P 257          L 208       P 273
H 208          L 230       P 277
H 220          L 234       P 281
H 226          Z 222       P 285
H 232          Z 226       P 289
H 236          H 261       M 303
H 240          M 305


* = Labs shared with Science and Technology




                       List of the Leased Premises B




C Building

C 260


Old Buildings

H 122*         L 130       Z 245
H 132*         M 100       P 266
H 155*         Z 113       P 270
H 161          Z 117       P 274
H 207*         Z 123       P 278
H 221          Z 207*      P 282
H 249          Z 213       P 286
Z 239*         P 290


* = Labs shared with Science and Technology




                       List of the Leased Premises C


Old Buildings

L 261          Z 218






                        Exhibit E:  Pension Matters

Final

Paragraph 1.       The Buyer's Plan.

          a. The Buyer agrees as promptly as is practicable after the Closing Date but in any event within 90 days thereafter to (i) establish a new defined occupational pension plan or amend an existing plan (the "Buyer's Plan") to provide Employees with pension benefits that are at least substantially comparable with the benefits that are provided to Employees under the Seller's two applicable pension benefit plans as of the Closing Date (the "Seller's Plans"), (ii) provide for the participation of Employees therein as of the Closing Date, and (iii) provide that in applying any length of service requirement for participation or vesting, and in determining an Employee's benefits under the Buyer's Plan, such Employee shall be credited with prior service accruing from and after such Employee's "Service Reference Date" as shown in the records of the Seller, according to Seller's rules for service credit, and with such Employee's eligible compensation under the Seller's Plan during that period. The Seller shall provide the Buyer with true, correct and complete copies of all documents, amendments, instruments, employee communications and records related to Seller's Plans and required to establish and administer the Buyer's Plan with respect to each Employee's pension benefits, eligible compensation and service prior to the Closing Date.

          b. The Buyer further agrees that the Buyer's Plan shall contain an irrevocable provision prohibiting the Buyer or any Affiliate of or successor to the Buyer from receiving a reversion of all or any portion of the Transferred Pension Assets. The Buyer's Plan shall also provide that upon the termination of Buyer's Plan and after payment of all liabilities under Buyer's Plan, the plan trustee or its successor or transferee shall transfer any remaining Transferred Pension Assets to a separate trust established by the Buyer for the exclusive benefit of the Employees provided that such trust shall not operate in a manner which discriminates in favor of any highly paid Employees.

Paragraph  2.     Calculation of Transferred Assets.

          a. Seller's Actuary is E.Wirz-Kaufmann. Seller's Actuary shall determine the proposed funds to be transferred (herein "Transferred Pension Assets"), based on the assumptions used by the Seller's Actuary according to the 1995 annual review of Seller's Plans reported to and approved by the official supervisory board ("Amt fur berufliche Vorsorge"), when calculating the assets to cover the liability under Seller's Plans.


          b. The Seller will entitle Seller's "Vorsorgefonds der IBM Corporation, Forschungslaboratorium Zurich" to transfer the amount of Swiss Francs 1,271,699 which are part of the Seller's contribution reserve to the Buyer's Plan. The parties agree that this amount will be allocated to the individual pension plan accounts in the Buyer's Plan of the eleven
(11) Employees who qualify for the Seller's Personalfursorgestiftung der IBM Corporation, Forschungslaboratorium Zurich according to the partition amounts set forth in Attachment 1.

          c. The Parties agree that the six (6) Employees listed in Attachment 2 (the "Six Employees") remain with Seller's Plans for 180 days after the Closing Date (the "180 Day Period"). The Seller has the obligation to, if necessary, amend or cause to be amended the rules and regulations of Seller's Plans in order to allow the Six Employees to remain with Seller's Plans for the 180 Day Period. The Buyer is responsible for the payment of normal compensation to the Six Employees after the Closing Date as long as they are employed with Buyer. The Buyer further agrees to pay the normal pension fund premiums as long as such Employees are employed with Buyer until the effective date of retirement. If at any time during the 180 Day Period any of the Six Employees applies for early retirement, the appropriate application shall be made in writing to the "Personalvorsorgestiftung der IBM Corporation, Forschungslaboratorium Zurich". Such retiring Employees (the "Retiring Employees") will remain with Seller's Plans. Seller shall, or shall cause any of Seller's Plans to pay, or cause to be paid, the pension payments as set forth in the rules and regulations of Seller's Plans with respect to the Retiring Employees.
If certain of the Six Employees do not apply for early retirement within 180 days after the Closing Date (the "Non-Retiring Employees"), they will be transferred to the Buyer's Plan. The Seller will transfer or cause to be transferred 180 days after the Closing Date to the Buyer's Plan the amount of Swiss Francs identified in Attachment 3 for each Non-Retiring Employee. That amount will be part of the Seller's Plans and part of Seller's contribution reserve. The parties agree that any such amount will be allocated for the exclusive benefit of the Non-Retiring Employees to the individual pension plan accounts in the Buyer's Plan for the respective Non-Retiring Employee. Notwithstanding anything to the contrary, no pension fund amounts for the Six Employees will be transferred to the Buyer, other than as set forth in this section c. and section g.

          d. The Seller will entitle the Seller's "Vorsorgefonds der IBM Corporation, Forschungslaboratorium Zurich" to transfer in addition to the amount mentioned in section (b.) the amount of Swiss Francs 328,301, which is part of the Seller's contribution reserve to the Buyer's pension plan.

          e. Buyer and Seller agree that no other obligations between the parties will result as a consequence of the partial liquidation of the Seller's Plans and contribution reserves and will present and support this agreement to the official supervisory board.

          f. At the Closing a Board resolution of the "Vorsorgefonds der IBM Corporation, Forschungslaboratorium, Zurich" will be provided to the Buyer which states that the obligations mentioned in subparagraphs b,c and d of this Exhibit E will be implemented according to their terms.

          g. The Seller agrees that, ultimately, the Seller will transfer to the Buyer's Plan the amounts required pursuant to this Exhibit E, if any circumstance results in the Seller's Plans fund failing to transfer such amounts, provided however that this payment from Seller be in compliance with Swiss Law.



Paragraph  3.     Actions to Effect Pension Assets Transfer.     The Seller
and the Buyer shall promptly, after the Closing Date, effect the transfer of the Transferred Pension Assets to the Buyer's Plan as contemplated by this Exhibit E, and in compliance with applicable Swiss law. The future Swiss Pension Transfer Agreement shall govern such matters. Such transfer shall be in cash or, to the extent mutually agreed to by the Seller and the Buyer, in kind.

Paragraph 4.   Verification by the Buyer.  The Buyer shall have the right to appoint an independent actuary (the "Buyer's Actuary") for the purposes of verifying the free portability calculation of the Transferred Pension Assets, referenced in paragraph 2.a. herein, by the Seller's Actuary (excluding the amounts agreed upon by Buyer and Seller set forth in attachments 1 and 3 of this Exhibit E). Such amount as certified by the Seller's Actuary shall be conclusive and binding on the Seller and the Buyer unless, within 60 days after the delivery of such certification by the Seller's Actuary to the Buyer's Actuary (during which time such supporting factual information as the Buyer's Actuary may reasonably request shall be provided by the Seller's Actuary), the Buyer's Actuary shall notify the Seller of its disagreement with such amount. Subject to the Swiss Pension Transfer Agreement and the procedures and terms and conditions therein, if it exists at that time, if any such disagreement is not resolved to the satisfaction of the Seller and the Buyer within 30 days of the Seller's receipt of such notification (or within such longer period as the Seller and Buyer shall mutually agree), either the Seller or the Buyer may elect to have the calculation submitted for arbitration by a third independent actuary mutually acceptable to the Seller and the Buyer, who shall be entitled to the privileges and immunities of an arbitrator, and whose determination shall be conclusive, final and binding and have the force and effect of an arbitrable award, provided, however, that none of the Seller, the Buyer, the Seller's Plans or the Buyer's Plan shall be bound by any decision of such arbitrator that would cause such party to violate law. The arbitrator will apply the pension provisions set forth in the Purchase Agreement and this Exhibit E for any matters in dispute hereunder. The expenses of the Seller's Actuary shall be borne by the Seller, the expenses of the Buyer's Actuary shall be borne by the Buyer and the expenses of any third actuary shall be borne equally by the Seller and the Buyer.


ATTACHMENT 1 TO EXHIBIT E



Partition amounts of Seller's Contribution Reserve


     List of employees and a proportional amount of contribution to the Pension Plan as of the close date.



ATTACHMENT 2 TO EXHIBIT E





Employees eligible for Early Retirement


List of Employees  Names and related birthdays.



Attachment 3 to Exhibit E


Possible partition amount of Seller's Plan and contribution reserve.


List of Employees and contributed reserves as of the close date.